EXHIBIT 99.1




                                  NEWS RELEASE

                    Investor Relations Contact: Susan Spratlen   (972) 444-9001

              Pioneer Announces First Production from South Africa,
                           Drills Two Successful Wells

Dallas, Texas, August 18, 2003 -- Pioneer Natural Resources Company ("Pioneer") (NYSE:PXD) today announced that oil production has commenced from the Sable field offshore South Africa and that three of four producing wells are on stream with production rising toward expected peak rates of 35,000 to 40,000 barrels per day. Total production from the three wells has reached over 22,000 barrels per day and is expected to continue to rise, and the fourth well is expected to be brought on within a few days. Pioneer holds a 40% working interest in the field and is the first foreign company to produce oil in South Africa. PetroSA, the Petroleum Oil and Gas Corporation of South Africa, is the operator of the field with a 60% working interest.

The oil is being processed on a floating production, storage and offloading vessel and will be transported to shore via shuttle tanker. As previously announced, first oil sales are anticipated in September or October.

Pioneer also announced a discovery on its Tomahawk prospect in the Falcon Corridor in the East Breaks area of the deepwater Gulf of Mexico. Tomahawk is the second satellite discovery Pioneer is developing as a subsea tie-back to its Falcon field. The first satellite discovery, Harrier, is currently being completed with first production expected in early 2004. Following the Harrier completion, Pioneer plans to drill Raptor, another prospect in the Falcon Corridor.

To accommodate Falcon Corridor satellite production, an additional parallel pipeline connecting the Falcon field to the Falcon Nest platform on the Gulf of Mexico shelf is being added to the Falcon facilities doubling the capacity to 400 million cubic feet of gas per day. Pioneer expects combined daily gas production from Falcon and Harrier to reach approximately 275 million cubic feet per day leaving excess pipeline capacity to tie-in additional satellites such as Tomahawk and Raptor. Pioneer operates the Falcon subsea system and the Falcon Corridor fields with a 100% working interest.

In the Adam field in Tunisia, Pioneer participated in a successful development well, Adam 2. The 2002 discovery well, Adam 1, is currently producing approximately 3,800 barrels per day from one zone. Pioneer holds a 28% working interest in the Adam concession and plans to drill an exploration well on the Hawa prospect in the same concession later this year.

Pioneer is a large independent oil and gas exploration and production company with operations in the United States, Canada, Argentina, South Africa, Gabon and Tunisia. Pioneer's headquarters are in Dallas. For more information, visit Pioneer's website at www.pioneernrc.com.

Except for historical information contained herein, the statements in this Document are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward- looking statements and the business prospects of Pioneer Natural Resources Company are subject to a number of risks and uncertainties that may cause Pioneer's actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of oil and gas prices, product supply and demand, competition, government regulation or action, foreign currency valuation changes, foreign government tax and regulation changes, litigation, the costs and results of drilling and operations, Pioneer's ability to replace reserves, implement its business plans, or complete its development projects as scheduled, access to and cost of capital, uncertainties about estimates of reserves, quality of technical data, environmental and weather risks, acts of war or terrorism. These and other risks are described in Pioneer's 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission.



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